                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14a-6(a)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        AMERAC ENERGY CORPORATION
    ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                        AMERAC ENERGY CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           AMERAC ENERGY CORPORATION
                           700 LOUISIANA, SUITE 3330
                             HOUSTON, TEXAS 77002

                       TO BE HELD ON JULY 11, 1996

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Amerac Energy Corporation:

  It is my pleasure to invite you to attend the 1996 Annual Meeting of Stockholders (the "Meeting") of Amerac Energy Corporation (the "Company"), which will be held in the NationsBank Auditorium, 4th Floor, NationsBank Center, 700 Louisiana, Houston, Texas, on July 11, 1996, at 2:00 p.m., local time. The Meeting is being held to consider and take action with respect to the following matters:

COMMON STOCK MATTERS:

  (1) To elect five (5) Directors;

  (2) To approve an amendment to the Company's Certificate of Designations which is a part of the Company's Certificate of Incorporation (the "Preferred Amendment") that provides for the conversion of each outstanding share of the Company's $4.00 Senior Preferred Stock, $1.00 par value (the "Preferred Stock"), into nine (9) shares of the Company's Common Stock, $.05 par value (the "Common Stock");

  (3) To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Common Stock from 50 million to 100 million;

  (4) To ratify and approve the selection of Price Waterhouse LLP as the Company's independent auditors for the 1996 fiscal year; and

  (5) To transact such other business as may properly come before the Meeting or any adjournment thereof.

PREFERRED STOCK MATTERS:

  (1) To approve the Preferred Amendment; and

  (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

  If holders of the requisite amount of each of the Common Stock and the Preferred Stock approve the Preferred Amendment, the Company's Certificate of Designations which is a part of the Company's Certificate of Incorporation will be amended so that on July 12, 1996, each outstanding share of the Preferred Stock will be converted into nine (9) shares of Common Stock, and the Preferred Stock will be eliminated. The holders of approximately 20% of the Preferred Stock entered into an agreement with the Company, prior to their acquisition of such Preferred Stock, to vote in favor of the Preferred Amendment.

  Only the holders of shares of the Common Stock of record on the books of the Company at the close of business on June 5, 1996, will be allowed to vote at the Meeting, or any adjournment thereof, on the Common Stock Matters, and only holders of shares of the Preferred Stock of record on the books of the Company at the close of business on June 5, 1996, will be entitled to vote at the Meeting, or any adjournment thereof, on the Preferred Stock Matters.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, accompanies this notice.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE. A REPLY ENVELOPE IS PROVIDED FOR SUCH PURPOSE WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By order of the Board of Directors,

                                          JEFFREY L. STEVENS
                                          Senior Vice President-Chief
                                           Financial Officer and Secretary

June 5, 1996

                           AMERAC ENERGY CORPORATION
                           700 LOUISIANA, SUITE 3330
                             HOUSTON, TEXAS 77002

                       TO BE HELD ON JULY 11, 1996

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is submitted in connection with the solicitation of proxies by the Board of Directors of Amerac Energy Corporation, a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held in the NationsBank Auditorium, 4th Floor, NationsBank Center, 700 Louisiana, Houston, Texas on July 11, 1996 at 2:00 p.m., local time, or any adjournment thereof (the "Meeting"), pursuant to the enclosed Notice of the Meeting. At the Meeting matters relating to both the Company's Common Stock, $.05 per value (the "Common Stock"), and the Company's $4.00 Senior Preferred Stock, $1.00 per value (the "Preferred Stock"), will be voted on by the appropriate stockholders at the Meeting. The approximate date this Proxy Statement and the enclosed form of Proxy are first being sent to both the holders of the Common Stock and the holders of the Preferred Stock (collectively, "Stockholders") is June 6, 1996.

                        INFORMATION CONCERNING PROXIES

  The persons named as proxies are Jeffrey L. Stevens and Jeffrey B. Robinson, both of whom are presently directors of the Company. Stock represented at the Meeting by the enclosed Proxy will be voted in the manner specified by each Stockholder. A Proxy may be revoked by a Stockholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A Proxy shall be revoked if a Stockholder present at the Meeting elects to vote in person.

  Unless contrary instructions are indicated on a Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted FOR;
(A) the following matters relating to the Common Stock (the "Common Stock Matters"): (1) the election of five (5) Directors; (2) the approval of an amendment to the Company's Certificate of Designations which is a part of the Company's Certificate of Incorporation (the "Preferred Amendment") which provides for the conversion of each outstanding share of Preferred Stock into nine (9) shares of Common Stock; (3) the approval of an amendment to Article IV of the Company's Certificate of Incorporation (the "Article IV Amendment") increasing the number of authorized shares of the Common Stock from 50 million to 100 million; (4) the ratification and approval of the selection of Price Waterhouse LLP as the Company's independent auditors for the 1996 fiscal year; and (5) to transact such other business as may properly come before the Meeting; and (B) the following matters relating to the Preferred Stock (the "Preferred Stock Matters"); (1) the approval of the Preferred Amendment; and
(2) to transact such other business as may properly come before the Meeting.

  If holders of the requisite amount of each of the Common Stock and the Preferred Stock approve the Preferred Amendment, the Company's Certificate of Designations which is a part of the Company's Certificate of Incorporation will be amended so that on July 12, 1996, each outstanding share of the Preferred Stock will be converted into nine (9) shares of Common Stock, and the Preferred Stock will be eliminated. The holders of approximately 20% of the Preferred Stock entered into an agreement with the Company, prior to their acquisition of such Preferred Stock, to vote in favor of the Preferred Amendment.

  The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or telegraph, and the Company may employ proxy soliciting agents who will receive customary compensation for such services. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners.

                                 VOTING RIGHTS

  Only Stockholders of record at the close of business on June 5, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, the issued and outstanding securities of the Company entitled to vote at the Meeting consisted of 24,047,663 shares of the Common Stock and 1,826,539 shares of the Preferred Stock. Each outstanding share of the Common Stock is entitled to one vote with respect to the Common Stock Matters to come before the Meeting and each share of the Preferred Stock is entitled to one vote with respect to the Preferred Stock Matters to come before the Meeting. There are no cumulative voting rights.

  The Common Stock and the Preferred Stock will be voted at the Meeting by ballots (in person or by Proxy) which are tabulated by a person appointed by the Board of Directors to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. A majority in interest of the voting power of the outstanding shares of the Common Stock, represented in person or by proxy, will be required to constitute a quorum with respect to the Common Stock Matters and a majority in interest of the voting power of the outstanding shares of the Preferred Stock, represented in person or by proxy, will be required to constitute a quorum with respect to the Preferred Stock Matters. Approval of each of the Common Stock Matters, other than the Article IV Amendment and the Preferred Amendment, will be decided by the affirmative vote of a majority of the Common Stock voting power present at the Meeting. Approval of the Article IV Amendment will require the affirmative vote of a majority of the outstanding Common Stock entitled to vote thereon and approval of the Preferred Amendment will require the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon and the affirmative vote of a majority of the outstanding shares of the Preferred Stock entitled to vote thereon. Abstentions and broker non-votes are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will have no effect on the outcome of the election of directors, but will have the same effect as negative votes with respect to all other matters to come before the Meeting. Broker non-votes will have the same effect as negative votes with respect to all matters to come before the Meeting.

  The holders of approximately 20% of the Preferred Stock entered into an agreement with the Company, prior to their acquisition of such Preferred Stock, to vote in favor of the Preferred Amendment.

                             ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors shall consist of five to fifteen members as fixed by the Board of Directors from time to time. The Board of Directors has fixed at five the number of directors which will constitute the Board of Directors for the ensuing year.

  Five directors of the Company are to be elected to serve until the next annual meeting of stockholders or until the election and qualification of their respective successors. All the nominees named below currently serve as directors of the Company. Mr. Thomas J. Edelman is currently a director of the Company, however, he will not be standing for reelection due to attention required by his other business activities. The persons named in the accompanying Proxy intend to vote (unless authority to vote for directors is withheld in such Proxy) all duly executed Proxies unrevoked at the time of the exercise thereof for the election to the Board of all of the nominees named below, each of whom consented to be named herein and to serve as a director if elected at the Meeting. In the event that any nominee should become unavailable prior to the Meeting, the Proxy will be voted for a substitute nominee designated by the Board of Directors if a substitute nominee is designated. Listed below is certain information with respect to each current nominee for election as a director. For information concerning the number of shares of Common Stock and Preferred Stock beneficially owned by each nominee, see "Principal Stockholders."

  The Board of Directors recommends that the holders of the Common Stock vote FOR the nominees listed below.

   NAME                  AGE                     POSITION                      A DIRECTOR SINCE
   ----                  ---                     --------                      ----------------
Michael L. Harvey(1)....  48 Director                                                1995
William P.
 Nicoletti(1)...........  50 Chairman of the Board of Directors                      1995
Kenneth R. Peak(1)......  50 Director                                                1995
Jeffrey B. Robinson.....  51 President, Chief Executive Officer and Director         1994
Jeffrey L. Stevens......  47 Senior Vice President-Chief Financial Officer and       1992
                              Secretary and Director

- --------
(1) Member of the Audit, Compensation and Technical Committees.

  Mr. Harvey has been a director of the Company since 1995. Since 1987, Mr. Harvey has been chairman and Chief Executive Officer of the Gulfstar Companies. The Gulfstar Companies explore and develop oil and gas exclusively in the Gulf of Mexico. Mr. Harvey serves as a director of Gulfstar Energy, Inc., Gulfstar Petroleum Corporation, and Gulfstar Operating Company. Mr. Harvey also serves as a director of Black Diamond Exploration Corporation, a privately owned onshore exploration company focused upon exploration and development in South Texas. Mr. Harvey also serves on the advisory board of the Texas A&M University College of Business.

  Mr. Nicoletti has been a director of the Company since 1995 and has been Chairman of the Board of Directors since May 17, 1996. He is Managing Director of Nicoletti & Company Inc., a New York based private investment banking firm founded in 1991. Previously, Mr. Nicoletti was a Managing Director and head of the Energy and Natural Resources Group of PaineWebber Incorporated. He is a director of Star Gas Corporation, a Stamford, Connecticut based propane gas distributor and StatesRail L.L.C., a Dallas, Texas based short line railroad holding company.

  Mr. Peak has been a director of the Company since 1995. Since 1990, Mr. Peak has been the President of Peak Enernomics, Incorporated, a company engaged in consulting activities in the oil and gas industry. From 1989 to 1990, Mr. Peak was the Managing Director and Co-Manager Corporate Finance of Howard Weil Incorporated, an investment banking firm. Mr. Peak is a director of N.L. Industries, Inc., a manufacturer of titanium dioxide, and a director of Fibrebond Corporation, a private company engaged in the manufacturing of telecellular communication shelters and prison systems. Mr. Peak also serves on the management committee of the College of Arts and Sciences at Ohio University.

  Mr. Robinson has been the President, Chief Executive Officer and a director of the Company since 1994. Mr. Robinson was appointed on July 15, 1994, as President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Robinson was Vice President of Engineering and Operations with Amax Oil and Gas Inc. from 1982 to 1994. From 1974 to 1981, Mr. Robinson served as Vice President--General Manager of Ranger Oil Company.

  Mr. Stevens has been Senior Vice President--Chief Financial Officer, Secretary and a director of the Company since 1992. Mr. Stevens joined the Company in 1974. Since May 1991, Mr. Stevens has been President and Chief Executive Officer of Petroleum Financial, Inc. ("PFI"). See "Certain Transactions."

                            PRINCIPAL STOCKHOLDERS
  The following table sets forth information as to the number of shares of (1) Common Stock and Preferred Stock beneficially owned as of April 30, 1996 by each beneficial owner of more than five percent of the outstanding shares of the Common Stock and the Preferred Stock, respectively and (2) the shares of Common Stock and Preferred Stock beneficially owned as of March 1, 1996 by:
(I) the Chief Executive Officer and the current executive officers of the Company who earned over $100,000 during the Company's last fiscal year (the "Named Executive Officers"); (ii) each director; and (iii) all current executive officers and directors of the Company as a group. All shares are owned both of record and beneficially unless otherwise indicated. In determining the "Percent of Class" the Company used the number of shares issued and outstanding on April 30, 1996, consisting of 24,330,409 shares of Common Stock and 1,826,539 shares of Preferred Stock.

                                                                                 AFTER
                                                AMOUNT                         PREFERRED
BENEFICIAL OWNER          TITLE OF CLASS  BENEFICIALLY OWNED PERCENT OF CLASS AMENDMENT(6)
- ----------------          --------------- ------------------ ---------------- ------------
William T. Smith........     Common Stock     1,310,679             5.4%          3.2%
 Suite P-IIG
 777 Taylor Street
 Fort Worth, TX 76102
Powell Resources Inc....     Common Stock     2,017,152             8.3%          4.9%
 3030 N.W. Expressway
 Suite 1602
 Oklahoma City, OK 73112
Thomas J. Edelman.......     Common Stock           -0-(1)           --            --
 777 Main Street, Suite   Preferred Stock           -0-(1)           --            --
 2500
 Fort Worth, Texas 76102
Michael L. Harvey.......     Common Stock       138,306(2)           .1%           *
 c/o Amerac Energy Cor-
 poration
 700 Louisiana, Suite
 3330
 Houston, Texas 77002
William P. Nicoletti....     Common Stock       337,414(2)          1.4%           .8%
 c/o Amerac Energy Cor-
 poration
 700 Louisiana, Suite
 3330
 Houston, Texas 77002
Kenneth R. Peak.........     Common Stock       338,306(2)          1.4%           .8%
 c/o Amerac Energy Cor-
 poration
 700 Louisiana, Suite
 3330
 Houston, Texas 77002
Jeffrey B. Robinson.....     Common Stock     1,719,032(3)          6.9%          4.1%
 c/o Amerac Energy Cor-
 poration
 700 Louisiana, Suite
 3330
 Houston, Texas 77002
Jeffrey L. Stevens......     Common Stock       550,338(4)          2.2%          1.3%
 306 W. 7th
 Suite 1025
 Fort Worth, Texas 76102
All directors and execu-
tive officers, as a
group (7 persons)(5)....     Common Stock     3,283,396            13.5%          7.7%

- --------
*  Less than .1%.
(1) Mr. Edelman is currently a director and is not standing for reelection. On March 15, 1996 Snyder Oil Corporation ("SOCO"), of which Mr. Edelman is a director and President, sold its 359,623 shares of Preferred Stock and on April 24, 1996, sold its 1,039,210 shares of Common Stock.
(2) Includes vested options to purchase 40,000 shares of Common Stock and has the right to acquire 50,000 shares pursuant to unvested options.
(3) Includes uninvested options to purchase 533,334 shares of Common Stock and vested options to purchase 206,666 shares of Common Stock.
(4) Mr. Stevens' ownership includes 270,333 shares of Common Stock which Mr. Stevens has the right to acquire pursuant to vested stock options and 166,667 of unvested options. In addition, his ownership includes 113,338 shares of the Common Stock owned by PFI of which Mr. Stevens is President and Chief Executive Officer and a 74% stockholder.
(5) The group's (7 persons) ownership includes vested options to purchase 697,000 shares of Common Stock and 950,000 of unvested options.
(6) This column shows the percent of each class of stock beneficially held assuming approval of the Preferred Amendment resulting in 40,769,260 issued and outstanding shares of Common Stock.

EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are elected annually by the Board at its first meeting held following the annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each executive officer holds office until his resignation or removal or until his successor is duly elected and qualified. Any executive officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby.

  The names of the Executive Officers of the Company, their ages, positions, and the dates of their employment are set forth below:

   NAME                  AGE             POSITION HELD WITH THE COMPANY              EMPLOYED SINCE
   ----                  ---             ------------------------------              --------------
Jeffrey B. Robinson.....  51 Director, President and Chief Executive Officer              1994
                          47 Director, Senior Vice President-Chief Financial Officer
Jeffrey L. Stevens......      and-Secretary                                               1974
Richard Savoie..........  49 Vice President-Engineering                                   1994

                BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held six (6) meetings during the year ended December 31, 1995. All directors attended all such Board of Directors meetings, with the exception of Mr. Harvey who each attended all but two meetings in 1995.

  The Audit Committee of the Board of Directors is responsible for, among other things, recommending the appointment of the independent public accountants and reviewing their compensation; assuring that proper guidelines are established for the dissemination of financial information; meeting periodically with the independent accountants, the Board of Directors and certain officers of the Company and its subsidiaries to assure the adequacy of internal controls and reporting; reviewing consolidated financial statements and performing any other duties or functions deemed appropriate by the Board of Directors . During 1995, this committee met twice. Messrs. Peak, Nicoletti and Harvey are members of the Audit Committee.

  The Compensation Committee of the Board of Directors is responsible for recommending compensation policies with respect to the directors, management and employees of the Company. During 1995, this committee met twice. Messrs. Peak, Nicoletti and Harvey are members of the Compensation Committee. The Technical Committee of the Board is responsible for reviewing all acquisition candidates. The Technical Committee comprised of Messrs. Harvey and Peak met four times in 1995.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the total compensation (including salary, bonus and all other forms of annual and long-term compensation) paid by the Company during the fiscal years 1995 and 1994, for the Named Executive Officers.

                              ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                             ---------------------              -------------------------------------
                                                                           SECURITIES
                                                                RESTRICTED UNDERLYING
                                                   OTHER ANNUAL   STOCK     OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS  COMPENSATION AWARDS($)   SARSS(#)  COMPENSATION(4)
- ---------------------------  ---- -------- ------- ------------ ---------- ---------- ---------------
Jeffrey B. Robinson* ...     1995 $125,000 $28,000     $-0-        $-0-       $-0-         $-0-
 Chief Executive Officer     1994 $ 60,657 $   -0-     $-0-        $-0-       $-0-         $-0-

- --------
*  Mr. Robinson was elected Chief Executive Officer on July 15, 1994

YEAR END OPTION VALUE TABLE

  The following table sets forth information at December 31, 1995, respecting exercisable and non exercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end price of the Common Stock which was $0.22 per share.

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF SECURITIES              IN-THE-MONEY
                                                            UNDERLYING UNEXERCISED            OPTIONS/SARS AT
                             SHARES ACQUIRED  VALUE      OPTIONS/SARS AT DECEMBER 31,      DECEMBER 31, 1995 ($)
NAME AND PRINCIPAL POSITION  ON EXERCISE (#) REALIZED 1995 (#) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ---------------------------  --------------- -------- ---------------------------------- -------------------------
Jeffrey R. Robinson(*)
 Chief Executive Offi-
 cer...................            -0-         -0-                0/540,000                      0/33,920

- --------
*  Mr. Robinson was elected Chief Executive Officer on July 15, 1994

COMPENSATION OF DIRECTORS

  During 1995, non-employee directors received a base retainer of $15,000, payable quarterly, one-half in cash and one-half in Common Stock, and each of the non-employee directors also received $500 per meeting attended and $200 per telephonic meeting. In 1994, each director of the Company was granted a stock option under the Company's stock option plan to acquire 40,000 shares of Common Stock. Effective July 1, 1995, the Board approved an additional payment to the Chairman of the Board of $30,000 per annum, payable quarterly in Common Stock. The Board also approved, effective October 1, 1995, that each non-employee director serving on a committee receive an additional $1,000 per annum and the chairman of each committee receive an additional $1,000 per annum, payable quarterly in Common Stock.

REPORTS UNDER SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, require the Company's executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the securities and Exchange Commission and to furnish the Company with copies.

  The Company has been advised that Forms 4 with respect to the acquisition of additional shares and the ultimate disposition of such shares were not timely filed by Mr. Edelman. A Form 5 covering all such purchases and sales will be filed by Mr. Edelman shortly.

  Based solely on its review of the copies of such forms received by it, or written representations from such persons, the Company is not aware of any other person who failed to file any reports required by Section 16(a) to be filed for fiscal 1995.

                             CERTAIN TRANSACTIONS

  Effective May 1, 1991, as a cost reduction measure, the Company entered into a service contract with PFI (of which the Company owns 26%), which was amended and restated in October 1994, pursuant to which PFI performs all of the Company's accounting, marketing, tax, administrative, financial, and treasury services. The contract also encompasses all computer operations for the Company as well as maintaining stockholder relations, SEC reporting, and banking relations. Mr. Jeffrey Stevens, Senior Vice President--Chief Financial Officer and Secretary and director of the Company owns 74% of PFI. The overall compensation arrangement with PFI, in the opinion of the Company, is at least as fair as could have been obtained for comparable services from an unaffiliated third party. The aggregate service fees for 1995, 1994 and 1993 were $300,000, $350,000, and $500,000, respectively. Such service fees for 1996 are anticipated to be approximately $240,000. For 1996, PFI agreed to perform its services for the Company at a monthly fee of $20,000, with incentives if it is able to achieve certain goals.

                            THE PREFERRED AMENDMENT

GENERAL

  The Company has been successful in substantially increasing its reserves since changing its focus from exploration to growth through acquisitions and exploration. The Company's reserve base has grown from 1,532,000 barrels of oil equivalent ("BOE") at December 31, 1994 to 4,370,000 BOE at December 31, 1995, pro forma for the acquisition of Fremont Energy in January 1996. The Board of Directors has determined that to continue the Company's policy of growth through acquisitions, it is in the Company's best interest for the Preferred Stock to be eliminated and Common Stock issued in its place for the reasons set forth below. To achieve this goal, the Board of Directors believes that it is in the best interests of the Company to amend the terms of the Preferred Stock by providing for the elimination of this class and the substitution therefore of nine (9) shares of the Common Stock for each outstanding share of the Preferred Stock. Therefore, the Board of Directors passed a resolution, subject to Stockholder approval, approving the resolution to amend the terms of the Preferred Stock's Certificate of Designations which is a part of the Company's Certificate of Incorporation. If approved, effective July 12, 1996, each outstanding share of the Preferred Stock would be automatically converted into nine (9) shares of the Common Stock and the Preferred Stock would thereafter cease to exist. At April 30, 1996, there were 1,826,539 shares of Preferred Stock outstanding and approximately 500 holders of those shares.

  If the Preferred Amendment is adopted the Company will be required to issue approximately 16,438,851 additional shares of Common Stock, increasing the Company's outstanding shares of Common Stock from 24,330,409 to 40,769,260. After the adoption of the Preferred Amendment the holders of the Preferred Stock will hold 40.6% of the Common Stock outstanding. Therefore, if the Preferred Amendment is adopted the current holders of the Preferred Stock would own a significant percentage of the Common Stock and could, as a group, have substantial influence on the affairs of the Company. The shares of Common Stock which will be issued to the holder of the Preferred Stock will be exempt from registration under the Securities Act of 1933, as amended (the "Act") under Section 3(a)(9) of the Act and such shares will be freely tradeable.

  The Board of Directors believes that adoption of the Preferred Amendment would be in the best interests of the holders of both the Common Stock and the Preferred Stock for the reasons set forth below, however, management owns Common Stock and this fact should be considered when you are making your decision. At April 30, 1996, no member of the Board of Directors or management owned any shares of Preferred Stock either directly or beneficially.

DETERMINATION OF CONVERSION RATIO

  As stated herein, management strongly believes that it is important to the best interests of the Company that the Preferred Stock be converted into Common Stock. In order to determine a conversion ratio which management believed would be attractive to holders of Preferred Stock, while at the same time being fair from a financial point of view, several principal factors were considered, namely:

  .  The ratio of the trading market price of the Preferred Stock
     (approximately $2 per share) to the trading price of the Common Stock (approximately $.31 per share). This represented approximately a 6.5:1 conversion ratio.

  . The ratio of the liquidation price of the Preferred Stock of $4.00 per share to the trading price of the Common Stock would represent approximately a 13:1 conversion ratio.

  . The value of the liquidation preference of the Preferred Stock and premium necessary to attract conversion. It was determined that a premium of approximately 2.5 shares would be attractive while still improving the net asset value per share, after conversion, to holders of Common Stock.

  . The net asset value per share of the Common Stock based on the present value of oil and gas reserves less long term debt and the liquidation value of the Preferred Stock all as adjusted for net current items.

     This value was approximately $.24 per share for the Common Stock pre exchange and $.32 per share post exchange assuming a 9:1 conversion ratio.

  . Management then conducted discussions with persons familiar with the larger holders of Preferred Stock to determine the final exchange ratio to be offered.

  Based on its analysis and these further discussions, management reached the conclusion that a conversion ratio of nine shares of Common Stock for each share of Preferred Stock would be viewed favorably by holders of Preferred Stock. As indicated above, it was determined that this conversion ratio would also satisfy the objectives of the Company and increase the net asset value per share of the Common Stock.

  Final negotiations by management representing the holders of the Common Stock were carried out with unaffiliated third parties who wished to purchase approximately 20% of the Preferred Stock from SOCO with a view to the exchange of the Preferred Stock into Common Stock. The interest of such individuals in achieving the most favorable exchange ratio possible was aligned with the interests of all holders of the Preferred Stock. Management was interested in converting the outstanding Preferred Stock into Common Stock and eliminating the Preferred Stock, for the reasons mentioned below. The individuals entered into an agreement with the Company which provides that if such individuals purchased such shares from SOCO, such individuals would vote to convert such shares of Preferred Stock into Common Stock at a ratio of no less than nine
(9) shares of Common Stock for each share of Preferred Stock if the Company chose to proceed with such a transaction. After the execution of such agreements, the Company decided to proceed with such a transaction if these individuals actually purchased the shares of Preferred Stock from SOCO. None of the unaffiliated third parties who acquired the Preferred Stock from SOCO held more than 5% of the Common Stock and there are no affiliations between the unaffiliated third parties and SOCO. Also, the shares of Preferred Stock sold by SOCO are the same shares shown in the Principal Stockholders Section as being previously beneficially owned by Mr. Edelman. The Company was informed that such individuals, after disclosing to SOCO their agreement with the Company, purchased such Preferred Stock on March 15, 1996. The Board of Directors concluded not to obtain a fairness opinion because of the cost of obtaining such an opinion and because this ratio was accepted after an arms length review by sophisticated unaffiliated third party investors.

ADVANTAGES AND DISADVANTAGES OF THE PREFERRED AMENDMENT

  The adoption of the Preferred Amendment would have the following advantages and disadvantages with respect to the current holders of the Common Stock, current holders of the Preferred Stock and the Company:

  (a) With respect to the holders of the Common Stock. Adoption of the Preferred Amendment would be beneficial in that it would: (i) increase the net asset value per share of the Common Stock, due to the elimination of the liquidation value of the Preferred Stock; (ii) enhance the Company's ability to raise additional capital, which would enable the Company to maintain and/or increase the level of its acquisition activities; (iii) eliminate the Company's obligation to, in 1997, pay cash dividends to the holders of Preferred Stock; and (iv) eliminate the right of the holders of the Preferred Stock to elect 80% of the Board if dividends on the Preferred Stock are not paid. The adoption of the Preferred Amendment would be disadvantageous in that the issuance of approximately 40% more Common Stock would dilute the ownership percentage of the holders of the current Common Stock.

  (b) With respect to the holders of the Preferred Stock. Adoption of the Preferred Amendment would be beneficial in that it would: (i) increase the market value of their investment (the conversion ratio provides a premium of approximately 2.5 shares of Common Stock per share of Preferred Stock over current trading prices); (ii) increase the liquidity of their investment; and (iii) afford them participation in the potential growth of the Company. The adoption of the Preferred Amendment would be disadvantageous in that they would lose: (i) their right to dividend payments; and (ii) their liquidation priority in bankruptcy.

  (c) With respect to the Company. Adoption of the Preferred Amendment would be beneficial in that it would: (i) enhance the Company's ability to raise additional capital to fund growth, by allowing the

     Company to issue new preferred stock that is either pari passu or senior to the Preferred Stock; (ii) increase the public float of the Common Stock with potentially improved market liquidity and; (iii) eliminate the need for the Company to begin paying cash dividends in 1997, thus freeing up cash for its acquisition activities.. The adoption of the Preferred Amendment would be disadvantageous to the Company in that the Company would incur certain transaction costs in eliminating the Preferred Stock and issuing the new Common Stock. See Annex I for the pro forma effect of, among other things, the Preferred Amendment.

VOTE REQUIRED

  The affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon and the affirmative vote of a majority of the outstanding shares of the Preferred Stock entitled to vote thereon is required for approval of the Preferred Amendment. If the Preferred Amendment is adopted, it will become effective upon filing of the Preferred Amendment with the Secretary of State of the State of Delaware.

  The text of the Preferred Amendment is annexed hereto as Exhibit A.

  The Board of Directors recommends a vote FOR this proposal.

                           THE ARTICLE IV AMENDMENT

  The Company's Certificate of Incorporation currently authorizes 50 million shares of common stock, $.05 par value per share, and 10 million shares of preferred stock, $1 par value per share, of which 2 million have been designated as $4.00 Senior Preferred Stock. On March 20, 1996 the Board approved the Article IV Amendment which, if approved by the holders of the Common Stock, would increase the number of shares of the Common Stock authorized for issuance under the Certificate of Incorporation by 50 million, from 50 million to 100 million. The Company is seeking the approval of this amendment regardless of the passage of the Preferred Amendment.

  If the Preferred Amendment is approved, the Company's outstanding Common Stock will increase from 24,047,663 to 40,486,514. Since the Company only has 50,000,000 shares of the Common Stock currently authorized, the Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuance in connection with possible future actions. Such actions may include, but are not limited to, stock splits or stock dividends, financings through the issuance of equity securities, acquisitions of property or companies with the Company's stock, establishing strategic relationships with corporate partners, employee benefit plans and for other general corporate purposes. Currently there are no plans in place requiring the use of these additional shares for these purposes. If the additional authorized Common Stock is available for issuance, the Board of Directors would avoid delays and expense occasioned by the necessity of obtaining stockholder approval at the time the action is to occur, which will better enable the Company to engage in these transactions.

  The additional Common Stock to be authorized by adoption of the Article IV Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Article IV Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company.

  If the Article IV Amendment is approved, the Board of Directors may cause the issuance of additional shares of the Common Stock without further vote of stockholders of the Company, except as provided under the Delaware corporate law or under the rules of any securities exchange on which shares of the Common Stock are then listed. Current holders of the Common Stock have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of the Common Stock may also include dilution of the voting power of currently outstanding shares and a reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

  In addition, the Board of Directors could use authorized but unissued shares of the Common Stock to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of the Common Stock may deter a future takeover attempt which holders of the Common Stock may deem to be in their best interest or in which holders of the Common Stock may be offered a premium for their shares over the market price. The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the Article IV Amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

  The affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote at the Meeting is required for the approval of this proposal. If the Article IV Amendment is adopted, it will become effective upon filing of the Article IV Amendment with the Secretary of State of the State of Delaware.

  The text of the Article IV Amendment is annexed hereto as Exhibit B:

  The Board of Directors recommends a vote FOR this proposal.

                             SELECTION OF AUDITORS

  The Board of Directors has appointed the firm of Price Waterhouse LLP as independent public accountants for the Company for fiscal 1996, subject to ratification at the Meeting.

  Representatives of Price Waterhouse LLP will be present at the Meeting, with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions made at the Meeting. Price Waterhouse LLP served as the Company's independent accountants for the Company during the 1995 and 1994 fiscal years.

  The affirmative vote of a majority of the Common Stock voting power present at the Meeting is required for the approval of this proposal.

  The Board of Directors recommends a vote FOR this proposal.

                 INFORMATION CONCERNING STOCKHOLDERS PROPOSALS

  A stockholder intending to submit a proposal to be presented at the 1997 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's principal executive offices no later than December 10, 1996.

            OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

  The Company knows of no matters other than those above stated which are to be brought before the Meeting. It is intended that the persons named in the Proxy will vote their Common Stock according to their best judgment if any other matters do properly come before the Meeting.

  The Company's Annual Report on Form 10-K, which includes the Company's audited financial statements, for the fiscal year ended December 31, 1995, is being mailed concurrently herewith to all of the Company's stockholders of record on the Record Date. The information in the Company's Annual Report on Form 10-K under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and the Company's financial statements and notes thereto continued therein are incorporated herein by reference.

  Whether or not you intend to be present at the Meeting, you are urged to return the enclosed Proxy promptly. If you are present at the Meeting and wish to vote your stock in person, the Proxy shall, at your request, be revoked, and you may vote at the Meeting with respect to those individual matters on which you are entitled to vote.

                                          By Order of the Board of Directors

                                          JEFFREY L. STEVENS
                                          Senior Vice President--Chief
                                           Financial Officerand Secretary

Dated June 5, 1996

                                                                        ANNEX 1

                           AMERAC ENERGY CORPORATION

            Pro Forma Condensed Consolidated Financial Information
                                  (Unaudited)

  The following Unaudited Pro Forma Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Operations, as of and for the year ended December 31, 1995, reflect the historical information of Amerac, the properties acquired from Fremont Energy Corporation ("Fremont") on January 15, 1996 ("Acquired Properties"), other acquisitions made by the Company during 1995, the Preferred Amendment, and the sale of the Northwest Arapahoe Field ("Arapahoe"), effective December 1, 1995. The Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 1995 reflect the consolidated operations of Amerac, Acquired Properties, other oil and gas properties acquired during 1995, the sale of Arapahoe, and the Preferred Amendment as if the transactions were consummated on January 1, 1995. The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the transactions as if they had occurred on December 31, 1995.

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Pro Forma Condensed Consolidated Statement of Operations are provided for comparative purposes only and should be read in conjunction with the historical consolidated financial statements of the Registrant included in the 1995 Annual Report on Form 10-K and the historical statements of revenues and direct operating expenses of the Acquired Properties and the related notes thereto included as an exhibit to the 1995 Annual Report on Form 10-K. The pro forma information presented is not necessarily indicative of the future combined financial results or as they might have been for the periods indicated had the acquisition been consummated at the beginning the period.

                           AMERAC ENERGY CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                                   ADJUSTMENTS
                                        -----------------------------------
                                                      SENIOR
                                         ACQUIRED   PREFERRED
                             AMERAC     PROPERTIES  CONVERSION    ARAPHOE
                           HISTORICAL    (NOTE 2)    (NOTE 2)    (NOTE 2)     PRO FORMA
                          ------------  ----------  ----------  -----------  ------------
ASSETS
Current assets
  Cash and equivalents..  $    144,000  $ (139,000) $      --   $       --   $      5,000
  Accounts receivable...     2,109,000      16,000         --    (1,005,000)    1,120,000
                          ------------  ----------  ----------  -----------  ------------
    Total current
     assets.............     2,253,000    (123,000)        --    (1,005,000)    1,125,000
                          ------------  ----------  ----------  -----------  ------------
Oil and gas properties
 net (successful efforts
 method)................     8,594,000   7,761,000         --           --     16,355,000
Other assets............       347,000          --         --           --        347,000
                          ------------  ----------  ----------  -----------  ------------
                          $ 11,194,000  $7,638,000  $      --   $(1,005,000) $ 17,827,000
                          ============  ==========  ==========  ===========  ============
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and
   accrued liabilities..  $    606,000  $  130,000  $      --   $       --   $    736,000
                          ------------  ----------  ----------  -----------  ------------
Long-term debt, banks...     3,547,000   6,868,000         --    (1,005,000)    9,410,000
Other long-term
 liabilities............     1,047,000         --          --           --      1,047,000
                          ------------  ----------  ----------  -----------  ------------
    Total long-term.....     4,594,000   6,868,000         --    (1,005,000)   10,457,000
                          ------------  ----------  ----------  -----------  ------------
Shareholders' equity
  Senior preferred......     1,786,000         --   (1,786,000)         --            --
  Common stock..........     1,031,000     165,000     804,000          --      2,000,000
  Additional paid-in
   capital..............   142,211,000     475,000     982,000          --    143,668,000
  Accumulated deficit...  (139,034,000)        --          --           --   (139,034,000)
                          ------------  ----------  ----------  -----------  ------------
    Total shareholders'
     equity.............     5,994,000     640,000  $      --           --      6,634,000
                          ------------  ----------  ----------  -----------  ------------
                          $ 11,194,000  $7,638,000  $      --   $(1,005,000) $ 17,827,000
                          ============  ==========  ==========  ===========  ============

    (The accompanying notes are an integral part of this Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.)

                           AMERAC ENERGY CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                            YEAR ENDED DECEMBER 31, 1995
                         ----------------------------------------------------------------------
                                                 PREVIOUS
                                                 ACQUIRED
                           AMERAC     ACQUIRED  PROPERTIES  ARAPAHOE    ADJUSTMENTS
                         HISTORICAL  PROPERTIES  (NOTE 3)   (NOTE 3)     (NOTE 3)    PRO FORMA
                         ----------  ---------- ---------- -----------  -----------  ----------
REVENUES
  Oil, gas and related
   product sales........ $4,328,000  $2,034,000  $546,000  $  (784,000) $        --  $6,124,000
  Gain on sales of
   assets...............    850,000          --        --     (732,000)          --     118,000
  Interest income.......     74,000          --        --           --           --      74,000
                         ----------  ----------  --------  -----------  -----------  ----------
    Total revenues......  5,252,000   2,034,000   546,000   (1,516,000)          --   6,316,000
                         ----------  ----------  --------  -----------  -----------  ----------
EXPENSES
  Lease operations......  1,108,000     731,000    88,000     (181,000)          --   1,746,000
  Explorations expenses,
   including dry hole
   costs and
   impairments..........    246,000          --        --           --           --     246,000
  Depreciation,
   depletion and
   amortization.........  1,686,000          --        --      (77,000)     686,000   2,295,000
  Administrative........  1,767,000          --        --           --           --   1,767,000
  Interest..............    237,000          --        --      (62,000)     772,000     947,000
                         ----------  ----------  --------  -----------  -----------  ----------
    Total Expenses......  5,044,000     731,000    88,000     (320,000)   1,458,000   7,001,000
                         ----------  ----------  --------  -----------  -----------  ----------
  Income before tax.....    208,000   1,303,000   458,000   (1,196,000)  (1,458,000)   (685,000)
  Provision for federal
   income tax...........         --          --        --           --           --          --
                         ----------  ----------  --------  -----------  -----------  ----------
  INCOME (LOSS) BEFORE
   EXTRAORDINARY ITEM... $  208,000  $1,303,000  $458,000  $(1,196,000) $(1,458,000) $ (685,000)
                         ==========  ==========  ========  ===========  ===========  ==========
  Preferred Stock
   Dividend.............   (807,000)         --        --           --      807,000          --
                         ----------  ----------  --------  -----------  -----------  ----------
  NET INCOME (LOSS)
   BEFORE EXTRAORDINARY
   ITEM APPLICABLE TO
   COMMON SHAREHOLDERS.. $ (599,000) $1,303,000  $458,000  $(1,196,000) $  (651,000) $ (685,000)
                         ==========  ==========  ========  ===========  ===========  ==========
  INCOME (LOSS) BEFORE
   EXTRAORDINARY ITEM
   PER COMMON SHARE..... $    (0.03)                                                 $     (.02)
                         ==========                                                  ==========
  AVERAGE COMMON SHARES
   OUTSTANDING.......... 19,594,000   3,300,000                          16,439,000  39,333,000
                         ==========  ==========                         ===========  ==========

    The accompanying notes are an integral part of this Unaudited Pro Forma
                Condensed Consolidated Statement of Operations.

                           AMERAC ENERGY CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF
                               DECEMBER 31, 1995
                                      AND
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

1. TRANSACTIONS

  In January 1996, the Company acquired the common stock of Fremont, an Oklahoma-based oil and gas company, for $7.0 million in cash and 3.3 million shares of the Company's Common Stock. Prior to the close of the transaction, certain assets and liabilities of Fremont were transferred to a new corporation not acquired by the Company. The only remaining assets in Fremont were the oil and gas properties ("Acquired Properties") and certain insignificant receivables and payables related to the Acquired Properties.

  Other acquisitions include the October 1995 purchase of the Truby Field, located in Jones County, Texas, the May 1995 purchase of the Myrtle "B" Field in Loving County, Texas, and the April 1995 purchase of the Cosden Field in Bee County, Texas for a total cash consideration of $4.3 million.

  In December 1995, the Company sold its working interest in 27 wells in the Arapahoe for $1 million cash.

  The Company has submitted to the shareholders for approval a proposal to amend the terms of the Senior Preferred by providing for the elimination of this class and the conversion into nine shares of Common Stock for each share of Senior Preferred (the "Preferred Amendment").

2. PRO FORMA BALANCE SHEET ADJUSTMENTS

  The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the Company's balance sheet as if the transactions had been effective December 31, 1995. The following adjustments are included:

    (a) The cash portion of the purchase price is funded through bank borrowing to the limit of the available credit with the balance paid in current cash.

    (b) The Common Stock portion of the transaction was calculated using a stock price of $.19/share on 3.3 million shares issued before the acquisition and split between Common Stock and additional paid in capital for the excess over par value.

    (c) Minor receivables and payables assumed are reflected on the statements. In addition accrued acquisition costs were included in accounts payable and accrued liabilities.

    (d) Total purchase price of $7.6 million reflects allocation of the purchase price to the proved producing properties.

    (e) The effect of the Preferred Amendment offer is included in the equity section.

    (f) The cash received from the sale of Arapahoe was used to reduce long-term borrowings.

3. PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  The accompanying Unaudited Condensed Consolidated Pro Forma Statement of Operations reflect the following adjustments for the Acquired Properties, for other properties acquired in 1995, for the elimination of Senior Preferred dividends as a result of the Preferred Amendment, and for the sale of
Arapahoe:

    (a) Depreciation, depletion and amortization expense has been computed using the units of production method and reflects the Company's increased investment in oil and gas properties and increased production therefrom.

    (b) No additional general and administrative expense is expected as management believes it can absorb these operations without additional personnel.

    (c) As the Company has a large deferred tax benefit (primarily relating to net operating losses), which is fully reserved, no income tax provision is necessary.

    (d) Interest expense was calculated based upon the interest rate that would be payable under the BankOne Credit Agreement as if it were used to finance the acquisitions.

    (e) The operating results for the Arapahoe properties was eliminated from the Statement of Operations.

    (f) Interest expense for 1995 was reduced by $62,000 to reflect the use of the proceeds from the sale of Arapahoe to reduce long-term bank borrowing, which were outstanding since May 12, 1995.

    (g) The gain on sale of Arapahoe was eliminated.

    (h) Senior Preferred dividends of $807,000 were eliminated as a result of the Preferred Amendment.

4. EARNINGS PER SHARE

  Net income or loss per common share is computed by dividing the net income or loss attributable to common shareholders by the weighted average number of shares of common stock outstanding which includes the 3.3 million shares issued in connection with the Fremont acquisition and the 16.4 million shares anticipated to be issued in connection with the Preferred Amendment. The stock options were anti-dilutive and were not included in the calculation of income or losses per common share.

5. OIL AND GAS RESERVE INFORMATION

  The proved reserves relating to the Acquired Properties would have represented approximately 51% of Amerac's total proved reserves as of December 31, 1995 which, after including the Acquired Properties, would have been approximately 4.4 million barrels of oil equivalent ("BOE") in 1995. At the time of the sale, the Arapahoe reserves (.125 million BOE) represented approximately 5.5% of Amerac's total proved reserves. The reserve quantities of the Acquired Properties were estimated by an independent oil and gas reservoir engineering firm. All estimates were prepared in accordance with guidelines established by the Securities and Exchange Commission. All of the reserves are located within the United States.

                                                                      EXHIBIT A

                          CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION
                               OF AMERAC ENERGY
                                 CORPORATION

  AMERAC ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY as follows:

  FIRST: The Certificate of Incorporation is hereby amended by adding to the Certificate of Designations of the Corporation's $4.00 Senior Preferred Stock, $1.00 par value, which was filed with the Secretary of State of the State of Delaware on March 20, 1995, which is a part of the Corporation's Certificate of Incorporation, a new Section 9 in the following form:

  "Section 9. Conversion. Notwithstanding anything to the contrary contained herein, at 9:00 A.M., Texas Time, on July 12, 1996 (the "Effective Time"), by virtue of this Section 9 and without any action on the part of any holder of the Senior Preferred Stock, each issued and outstanding share of the Senior Preferred Stock shall be converted into nine (9) shares of Common Stock. At the Effective Time each share of outstanding Senior Preferred Stock shall automatically be cancelled on the books of the Company and each such share of Senior Preferred Stock shall at such time be replaced on the books of the Company with nine (9) shares of Common Stock and each holder of Senior Preferred Stock immediately prior to the Effective Time shall, at the Effective Time, cease being a holder of the Senior Preferred Stock and will commence being a holder of the Common Stock. As soon as practicable subsequent to the Effective Time, the Company's transfer agent shall deliver to each former Senior Preferred Stock holder certificates evidencing nine (9) shares of Common Stock for each share of Senior Preferred Stock held, immediately prior to the Effective Time, by such holder.

  SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the GCL.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by Jeffrey B. Robinson, its President, this       day of July
1996.

                                          AMERAC ENERGY CORPORATION

                                          By:
                                             ----------------------------------
                                               Jeffrey B. Robinson, President

                                                                      EXHIBIT B

                       CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION
                         OF AMERAC ENERGY CORPORATION

  AMERAC ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY as follows:

  FIRST:   The Certificate of Incorporation is hereby amended by deleting the first paragraph of Article Fourth of the Certificate of Incorporation in its present form and substituting, therefore, a new first paragraph of Article Fourth in the following form:

  "ARTICLE FOURTH" The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.05 per share (the Common Stock), and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

  SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the GCL.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by Jeffrey B. Robinson, its President, this       day of July
1996.

                                          AMERAC ENERGY CORPORATION

                                          By:
                                             ----------------------------------
                                               Jeffrey B. Robinson, President

                           AMERAC ENERGY CORPORATION
                  700 LOUISIANA, SUITE 3330, HOUSTON, TX 77002

               ANNUAL MEETING OF STOCKHOLDERS--JULY 11, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Jeffrey L. Stevens and Jeffrey B. Robinson, or either of them, proxies of the undersigned with full power of substitution, to vote all the shares of $4.00 Senior Preferred Stock, $1.00 par value (the "Preferred Stock"), of Amerac Energy Corporation (the "Company") held of record by the undersigned on June 5, 1996, at the Annual Meeting of Stockholders to be held July 11, 1996 and at any adjournment thereof.


(1) To approve an amendment to the        [_] FOR   [_] AGAINST  [_]  ABSTAIN
    Company's Certificate of
    Designations which is a part
    of the Company's Certificate of
    Incorporation that provides for
    the conversion of each
    outstanding share of the
    Preferred Stock into nine (9)
    shares of the Company's Common
    Stock, $.05 par value.

(2) In their discretion, the proxies      [_] FOR   [_] AGAINST  [_]  ABSTAIN
    are authorized to vote upon such
    matters as may properly come before
    the meeting or any other adjournment
    thereof.

                                (Continued and to be signed on the reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER, IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM (1), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all the said attorneys, agents, proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                           ------------------------------------
                                           ------------------------------------
                                           Dated: _____________________  , 1996

                                           Please date this Proxy and sign
                                           your name exactly as it appears
                                           hereon. When there is more than one
                                           owner, each should sign, when
                                           signing as an attorney,
                                           administrator, executor, guardian,
                                           or trustee, please add your title
                                           as such. If executed by a
                                           corporation, this Proxy should by
                                           signed by a duly authorized
                                           officer. If a partnership, please
                                           sign in partnership name by
                                           authorized persons.

   PLEASE DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO
                POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                           AMERAC ENERGY CORPORATION
                  700 LOUISIANA, SUITE 3330, HOUSTON, TX 77002

               ANNUAL MEETING OF STOCKHOLDERS--JULY 11, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Jeffrey L. Stevens and Jeffrey B. Robinson, or either of them, proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock, $.05 par value (the "Common Stock"), of Amerac Energy Corporation (the "Company") held of record by the undersigned on June 5, 1996, at the Annual Meeting of Stockholders to be held July 11, 1996 and at any adjournment thereof.

(1) Election of   [_]FOR all nominees listed     [_]WITHHOLD AUTHORITY to vote
    Directors        below (except as indicated     for all nominees listed
                     otherwise below)               below


 INSTRUCTION: To withhold authority to vote for an individual nominee, write such nominees name in the space below.
 NOMINEES: Michael L. Harvey, William P. Nicoletti, Kenneth R. Peak, Jeffrey
 B. Robinson, Jeffrey L. Stevens
 ------------------------------------------------------------------------------
(2) To approve an amendment to the        [_] FOR    [_] AGAINST  [_] ABSTAIN
    Company's Certificate of
    Designations which is a part of
    the Company's Certificate of
    Incorporation that provides for
    the conversion of each outstanding
    share of the Company's $4.00
    Senior Preferred Stock, $1.00 par
    value (the "Preferred Stock"),
    into nine (9) shares of Common Stock.

(3) To approve an amendment to            [_] FOR    [_] AGAINST   [_] ABSTAIN
    the Company's Certificate of
    Incorporation increasing the
    number of authorized shares of
    the Common Stock from 50 million
    to 100 million.


(4) To ratify the selection of Price      [_] FOR    [_] AGAINST   [_] ABSTAIN
    Waterhouse LLP as the Company's
    independent public accountants
    for fiscal year 1996.

(5) In their discretion, the proxies      [_] FOR    [_] AGAINST   [_] ABSTAIN
    are authorized to vote upon such
    matters as may properly come
    before the meeting or any other
    adjournment thereof.
                                             (To be signed on the reverse side.)

 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER, IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEMS (1), (2), (3) and (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all the said attorneys, agents, proxies, their substitutes or any of them may lawfully do by virtue hereof.

                                                   ----------------------------

                                                   ----------------------------

                                                   Dated: _________ , 1996

                                                   Please date this Proxy and
                                                   sign your name exactly as
                                                   it appears hereon. When
                                                   there is more than one
                                                   owner, each should sign.
                                                   When signing as an
                                                   attorney, administrator,
                                                   executor, guardian, or
                                                   trustee, please add your
                                                   title as such. If executed
                                                   by a corporation, this
                                                   Proxy should be signed by a
                                                   duly authorized officer. If
                                                   a partnership, please sign
                                                   in partnership name by
                                                   authorized persons.

                                                   Please date, sign and
                                                   return this Proxy Card in
                                                   the enclosed envelope. No
                                                   postage required if mailed
                                                   in the United States.